Exhibit 99.1

Contact:

Sachem Capital Corp.

John L. Villano, Co-CEO & CFO

(203) 433-4736

FOR IMMEDIATE RELEASE

Sachem Capital Reports Third Quarter Results;

Announces Third Quarter Dividend

Branford, Connecticut, October 19, 2017 -- Sachem Capital Corp. (NYSE American: SACH) announced today financial results for the three- and nine-month periods ended September 30, 2017. The company also announced that it has declared a quarterly dividend of $0.105 per common share for the third quarter of 2017. This dividend will be payable on November 17, 2017 to common shareholders of record at the close of business on November 7, 2017.

Financial Results

Total revenue for the three and nine-month periods ended September 30, 2017 increased 90.8% and 58.7%, respectively, compared to the comparable 2016 periods. Net income for the three and nine months ended September 30, 2017 increased 95.3% and 42.4%, respectively, in comparison to the comparable 2016 periods. These increases were due principally to an increase in the company’s lending activity, which was driven, in part, by the completion of the company’s initial public offering in February 2017.

Total revenue for the three months ended September 30, 2017 was approximately $1.9 million compared to approximately $1.0 million for the three months ended September 30, 2016. For the 2017 period, interest income was approximately $1.6 million and net origination fees were approximately $197,000. In comparison, for the three months ended September 30, 2016, interest income was approximately $953,000 and net origination fees were approximately $43,500. Prior to the completion of the company’s IPO in February 2017, 75% of gross origination fees were paid to JJV, LLC, the managing member of the company’s predecessor, Sachem Capital Partners, LLC, a Connecticut limited liability company.

Total operating costs and expenses for three months ended September 30, 2017 were approximately $621,000 compared to approximately $341,000 for the three months ended September 30, 2016 period, an increase of approximately 81.9%. The increase in operating costs and expenses is primarily attributable to: (i) an increase in interest expense and amortization of deferred financing costs of approximately $164,000; (ii) an increase in compensation and taxes of approximately $189,000; (iii) an increase in professional fees of approximately $27,000; and an (iv) an increase in general and administrative expenses of approximately $35,000. These increases are primarily due to the increase in the company’s lending activities, the follow-on public offering that commenced late in the second quarter of 2017 and conversion from a privately-held limited liability company to a publicly-held corporation. Year-to-year comparisons may not be meaningful in light of the changes to the company’s corporate structure, the IPO and the company’s operation as a REIT.

Net income for the three months ended September 30, 2017 was approximately $1.3 million, or $0.12 per share (basic and diluted) compared to $675,000 for the three months ended September 30, 2016. The company does not report net income per share data for periods prior to its IPO when it operated as a limited liability company.

Total revenue for the nine months ended September 30, 2017 was approximately $4.7 million compared to approximately $3.0 million for the nine months ended September 30, 2016. For the 2017 period, interest income was approximately $3.8 million and net origination fees were approximately $464,000. In comparison, for the nine months ended September 30, 2016, interest income was approximately $2.7 million and net origination fees were approximately $139,000. As stated previously, for the 2016 period, net origination fee income is net of the amounts payable to JJV and other adjustments.

Total operating costs and expenses for nine months ended September 30, 2017 were approximately $1.6 million compared to approximately $763,000 for the nine months ended September 30, 2016 period, an increase of approximately 106.5%. The increase in operating costs and expenses is primarily attributable to: (i) an increase in compensation and taxes of approximately $438,000; (ii) an increase in professional fees of approximately $135,000; (iii) an increase in general and administrative expenses of approximately $213,000; and (iv) an increase in interest expense and amortization of deferred financing costs of approximately $229,000. These increases are primarily due to the same reasons previously noted above.

Net income for the nine months ended September 30, 2017 was approximately $3.2 million compared to $2.23 million for the nine months ended September 30, 2016. Net income per share (basic and diluted) for the period beginning February 9, 2017 (the effective date of the IPO) and ending September 30, 2017 was $0.26. The company does not report net income per share data for periods prior to its IPO when it operated as a limited liability company.

At September 30, 2017, total assets were approximately $56.9 million compared to approximately $38.4 million at December 31, 2016. The company’s loan portfolio at September 30, 2017 and December 31, 2016 was approximately $52.7 million and $33.75 million, respectively.

At September 30, 2017, total liabilities were approximately $17.7 million, including approximately $15.9 million outstanding under the company’s line of credit with Bankwell Bank and approximately a $304,000 outstanding balance on a term loan secured by a first mortgage lien on the property purchased by the company in December 2016 as its new headquarters. In comparison, at December 31, 2016, total liabilities were approximately $9.9 million, including approximately $8.1 million outstanding under the line of credit from Bankwell Bank and a $310,000 outstanding balance on the term loan.

Shareholders’ equity at September 30, 2017 was approximately $39.2 million compared to members’ equity at December 31, 2016 of approximately $28.5 million.

Additional Information

Additional information regarding the company’s operating results for the three- and nine-month periods ending and its financial condition at September 30, 2017 will be included in the company’s Quarterly Report on Form 10-Q, which it expects to file on or before November 14, 2017.

The company considers a variety of factors when approving common stock dividends including its operating results for its most recently completed fiscal quarter, its liquidity, its current estimate of overall profitability and working capital needs and its estimate of taxable income. Taxable and GAAP earnings are expected to differ in the near term -- principally as a result of the company’s initial public offering.

About Sachem Capital Corp.

Sachem Capital Corp. specializes in originating, underwriting, funding, servicing and managing a portfolio of first mortgage loans. It offers short term secured, nonbanking loans to real estate investors to fund their acquisition, renovation, development, rehabilitation or improvement of properties located primarily in Connecticut. The company does not lend to owner occupants. The company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the company’s loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate and may also be secured with additional real estate collateral. Each loan is also personally guaranteed by the principal(s) of the borrower, which guaranty may be collaterally secured by a pledge of the guarantor’s interest in the borrower. The company also makes opportunistic real estate purchases apart from its lending activities. SCC believes that it qualifies as a real estate investment trust (REIT) for federal income tax purposes and intends to make the election to be taxed as a REIT when it files its 2017 federal income tax return.

Forward Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward- looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions as described in our Annual Report on Form 10-K for the year ended December 31, 2016. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We disclaim any duty to update any of these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this press release. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

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